Exhibit 99.1

PFSweb Contact:
Mark C. Layton	Todd Fromer / Garth Russell
Chief Executive Officer	Investor Relations
or Thomas J. Madden	KCSA Strategic Communications
Chief Financial Officer	(212) 896-1215 / (212) 896-1250
(972) 881-2900	tfromer@kcsa.com / grussell@kcsa.com
PC Mall Acquires eCOST.com from PFSweb
PLANO, TX, February 22, 2011 — PFSweb, Inc. (Nasdaq: PFSW), an international business process outsourcing provider of end-to-end e-commerce solutions, today announced that it has completed the sale of certain assets of eCOST.com to a new subsidiary of PC Mall, Inc. (Nasdaq: MALL) for $2.3 million.
In addition, PC Mall has contracted with PFSweb to provide a variety of e-commerce services, including IT and customer care, to support PC Mall’s newly acquired eCOST.com operations on a temporary basis. PFSweb will earn service fee revenues for the services provided to PC Mall, which are in addition to the payments from the asset sale.
Mark Layton, Chairman and Chief Executive Officer of PFSweb, stated, “Over the past five years, our ownership of the eCOST.com business has provided us invaluable experience at the frontier of web commerce retailing and we have benefited in knowledge and in technology capabilities that we have successfully seeded throughout our PFSweb business. This experience has allowed us to markedly improve and expand the services we provide our Service clients, and has helped us develop what is now our End2End e-commerce solution. As a result of these advancements, we have significantly expanded our client base and are better suited to support companies in multiple industries which are expected to lead the next wave of e-commerce growth, including fashion, apparel and accessories, beauty and fragrance and consumer packaged goods.
“By divesting the eCOST.com business, we gain greater ability to focus our attention on growing the Services business, where we believe our expertise in e-commerce services and existing infrastructure can maximize revenue and profit opportunities,” concluded Mr. Layton.
The purchase price included inventory and intangible assets. PFSweb is expected to record a write-down of its eCOST.com related intangible assets of approximately $3 million in the fourth quarter of 2010 and is expected to incur certain additional transaction related costs in the first quarter of calendar year 2011.
Craig-Hallum Capital Group acted as the exclusive mergers and acquisitions (M&A) advisor for PFSweb on the transaction.
About eCOST.com
eCOST.com is a leading multi-category online discount retailer of high-quality new, “close-out” and manufacturer recertified brand-name merchandise for consumers and small to medium size business buyers. The eCOST.com brand markets approximately 260,000 different products from leading manufacturers such as Sony, Hewlett-Packard, Denon, JVC, Canon, Nikon, Panasonic, Toshiba, Microsoft, Garmin, Braun, Sharp, Cuisinart, Bissell and Hoover primarily over the Internet and through direct marketing.
About PC Mall, Inc.
PC Mall, Inc., through its wholly-owned subsidiaries, is a leading value added direct marketer of technology products, services and solutions to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. PC Mall’s brands include: PC Mall, PC Mall Gov, Sarcom, MacMall, Abreon, NSPI and OnSale. In the twelve months ended December 31, 2010, PC Mall generated $1.4 billion in revenue and has over 2,600 employees, over 65% of which are in sales or service positions. For more information please visit www.pcmall.com/investor or call (310) 354-5600.
About PFSweb, Inc.
PFSweb develops and deploys comprehensive end-to-end eCommerce solutions for Fortune 1000, Global 2000 and brand name companies, including interactive marketing services, global fulfillment and logistics and high-touch customer care. The company serves a multitude of industries and company types, including such clients as P&G, LEGO, Carter’s, AAFES, Riverbed, InfoPrint Solutions Company, Hawker Beechcraft Corp., Roots Canada Ltd. and Xerox.
To find out more about PFSweb, Inc. (NASDAQ: PFSW), visit the company’s website at http://www.pfsweb.com.
The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2010 identify certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual and Quarterly Reports and the Risk Factors described therein. PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.
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